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                           OFFER TO PURCHASE FOR CASH
                  ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
             (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                                       OF

                          SIGNAL TECHNOLOGY CORPORATION

                                       AT

                              $13.25 NET PER SHARE

                                       BY

                                 STC MERGER CO.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                                    CRANE CO.

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  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON THURSDAY, MAY 22, 2003, UNLESS THE OFFER IS EXTENDED.
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                                                                 April 25, 2003

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We are asking you to contact your clients for whom you hold shares of common stock, par value $0.01 per share (the "Shares"), of Signal Technology Corporation, a Delaware corporation ("Signal"). Please bring to their attention as promptly as possible the offer being made by STC Merger Co., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Crane Co., a Delaware corporation ("Crane"), to purchase all of the outstanding Shares, including the associated Common Stock Purchase Rights issued pursuant to the Rights Agreement, dated as of January 26, 1999, between Signal and BankBoston, N.A., at a price of $13.25 per Share, net to the seller in cash, without interest thereon (the "Per Share Amount"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 25, 2003 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

     1. The Offer to Purchase;

     2. The Letter of Transmittal to be used by holders of Shares in accepting the Offer. Manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares;

     3. The Notice of Guaranteed Delivery to be used to accept the Offer if the certificates evidencing Shares to be tendered are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis;

     4. A letter that may be sent to your clients for whom you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     5. A Solicitation/Recommendation Statement on Schedule 14D-9, dated April 25, 2003, which has been filed by Signal with the Securities and Exchange Commission;

     6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     7. A return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MAY 22, 2003, UNLESS THE OFFER IS EXTENDED.

     In order to take advantage of the Offer, all of the following must be timely received by the Depositary in accordance with the Instructions set forth in the Letter of Transmittal and the Offer to Purchase:

     (a) the certificates representing the tendered Shares or a timely confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company;

     (b) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu thereof); and

     (c) any other documents required by the Letter of Transmittal.

     Any stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following the procedures for guaranteed delivery described in the Offer to Purchase.

     Neither Crane nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as disclosed in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients. Purchaser will pay any stock transfer taxes with respect to the transfer and sale of Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent at its address and telephone number set forth on the back cover of the enclosed Offer to Purchase.


                                        Very truly yours,



                                        STC Merger Co.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF CRANE, PURCHASER, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.


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